STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

10/11/2021

Work Order Item Number:	W2021100800482-1638968
Filing Number:	20211815492
Filing Type:	Certificate of Correction
Filing Date/Time:	9/23/2021 8:50:00 AM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E17609062021-9 **Entity Name:** Agora Digital Holdings, Inc.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
CORPORATE CREATIONS NETWORK INC.
8275 SOUTH EASTERN AVENUE #200, Las Vegas, NV 89123, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E17609062021-9
Barbara K. Cegavske	Filing Number 20211815492
Secretary of State State Of Nevada	Filed On 9/23/2021 8:50:00 AM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE **DARK** INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Agora Digital Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20212231584
2. Document:	Name of document with inaccuracy or defect: Articles of Incorporation
3. Filing Date:	Filing date of document which correction is being made: 09/17/2021
4. Description:	Description of inaccuracy or defect: The Articles of Incorporation are missing an attachment.
5. Correction:	Correction of inaccuracy or defect: See attachment to be filed with the Articles of Incorporation.
6. Signature: (Required)	X [signature] Signature — Date: 09/23/2021

This form must be accompanied by appropriate fees.

Continued and Additional Provisions of the Articles of Incorporation of Agora Digital Holdings, Inc.:

8. Shares of Preferred Stock may be issued from time-to-time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. In connection with the establishment of any such series, the Board of Directors may determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes (the "NRS").

10. Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the NRS permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise required or permitted by Sections NRS 78.751 and 78.7502 of the NRS. Any amendment, repeal or modification of the foregoing provisions of this Section 10 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

(b) Notwithstanding the indemnification provided for by this Section 10, the Corporation's Bylaws, or any written agreement, such indemnity shall not include any advancement of expenses incurred by such indemnitees relating to or arising from any proceeding in which the Corporation asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Corporation, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise. Following the termination of any proceeding, the Corporation may provide indemnification in accordance with this Section 10, the Company's Bylaws, any written agreement or the NRS.

11. Exclusive Jurisdiction and Venue.

(a) Nevada Courts. These Articles of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Nevada, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the State Courts located in the State of Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation (except to the extent that the Securities Exchange Act of 1934 provides otherwise), (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS or the Corporation's Articles of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

(b) United States District Court. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

(c) Venue. The United States District Court for the District of Nevada shall be the exclusive venue with respect to any cause of action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(d) Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.